Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Equitable Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	14,500,000	$52.57	$762,265,000	$0.00015310	$116,702.77
Total Offering Amounts				$52.57	$762,265,000	$0.00015310	$116,702.77
Total Fee Offsets							$0.00
Net Fees Due							$116,702.77
_____________
(1) Represents the maximum number of shares of common stock, par value $0.01 per share (“Common Stock”), of Equitable Holdings, Inc. (the “Company” or “Registrant”) that were added to the number reserved for issuance under the Equitable Holdings, Inc. Amended and Restated 2019 Omnibus Incentive Plan (the “Plan”) on May 21, 2025 (subject to equitable adjustment in the event of a change in the Company’s capitalization). In addition to the number of shares of Common Stock stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The New York Stock Exchange on June 2, 2025.

Table 2: Fee Offset Claims and Sources
N/A